Exhibit 99.2

VAXART BIOSCIENCES, INC.

Financial Statements

December 31, 2017 and 2016

(With Independent Auditors’ Report Thereon)

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Vaxart Biosciences, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Vaxart Biosciences, Inc. (the Company) as of December 31, 2017 and 2016, and the related statements of operations and comprehensive loss, stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced losses and negative cash flows from operations, has an accumulated deficit, and has debt obligations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2014.

San Francisco, California

March 30, 2018

VAXART BIOSCIENCES, INC.

Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$1,571	$8,405
Short-term investments	1,415	4,668
Accounts receivable - billed	477	—
Accounts receivable - unbilled	153	1,590
Prepaid expenses and other current assets	137	189

Total current assets	3,753	14,852
Property and equipment, net	730	990
Intangible assets, net	40	44

Total assets	$4,523	$15,886

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,390	$2,949
Current portion of secured promissory note payable to Oxford Finance	1,528	—
Accrued liabilities	1,605	1,749

Total current liabilities	4,523	4,698
Convertible promissory notes, long-term, related parties	35,282	32,789
Convertible promissory notes embedded derivative liability	—	3,280
Secured promissory note payable to Oxford Finance, net of current portion	3,440	4,760

Total liabilities	43,245	45,527

Commitments and contingencies (Note 8)
Stockholders’ deficit:
Preferred Stock: $0.00001 par value; 82,553,957 shares authorized; 1,221,064 issued and outstanding as of December 31, 2017 and 2016; aggregate liquidation value $39,956 as of December 31, 2017 and 2016	1	1
Common Stock: $0.00001 par value; 110,000,000 shares authorized; 138,492 and 135,658 shares issued and outstanding as of December 31, 2017 and 2016, respectively	—	—
Additional paid-in capital	41,259	40,758
Accumulated deficit	(79,982)	(70,400)

Total stockholders’ deficit	(38,722)	(29,641)

Total liabilities and stockholders’ deficit	$4,523	$15,886

The accompanying notes are an integral part of these financial statements.

VAXART BIOSCIENCES, INC.

Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2017	2016
Revenue from government contract	$5,839	$8,147

Operating expenses:
Research and development	12,355	17,634
General and administrative	3,499	3,234

Total operating expenses	15,854	20,868

Operating loss	(10,015)	(12,721)

Other income and (expenses):
Interest income	53	82
Interest expense	(3,036)	(3,943)
Gain on sale of equipment	69	—
Gain on revaluation of financial instruments	3,347	220

Total other income and (expenses)	433	(3,641)

Net loss	(9,582)	(16,362)
Series B and C preferred dividend	(2,878)	(2,886)

Net loss attributable to common stockholders	$(12,460)	$(19,248)

Net loss per share—basic and diluted	$(91.65)	$(141.96)

Shares used to compute net loss per share—basic and diluted	135,953	135,590

The accompanying notes are an integral part of these financial statements.

VAXART BIOSCIENCES, INC.

Statements of Stockholders’ Deficit

(In thousands, except share amounts)

	Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances as of January 1, 2016	1,221,064	$1	134,824	$—	$40,239	$(54,038)	$(13,798)
Issuance of common stock upon exercise of stock options	—	—	834	—	9	—	9
Stock-based compensation	—	—	—	—	510	—	510
Net loss	—	—	—	—	—	(16,362)	(16,362)

Balances as of December 31, 2016	1,221,064	1	135,658	—	40,758	(70,400)	(29,641)
Issuance of common stock upon exercise of stock options	—	—	2,834	—	24	—	24
Stock-based compensation	—	—	—	—	477	—	477
Net loss	—	—	—	—	—	(9,582)	(9,582)

Balances as of December 31, 2017	1,221,064	$1	138,492	$—	$41,259	$(79,982)	$(38,722)

The accompanying notes are an integral part of these financial statements.

VAXART BIOSCIENCES, INC.

Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(9,582)	$(16,362)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	380	345
Gain on sale of equipment	(69)	—
Stock-based compensation	477	510
Amortization of discount on short-term investments	24	31
Discount on secured promissory note	—	(22)
Gain on revaluation of financial instruments	(3,347)	(220)
Noncash interest expense	2,557	2,357
Amortization of note discount	144	1,572
Change in operating assets and liabilities:
Accounts receivable—billed	(477)	128
Accounts receivable—unbilled	1,437	(1,539)
Prepaid expenses and other assets	52	104
Accounts payable	(1,559)	1,598
Accrued liabilities	(77)	(242)

Net cash used in operating activities	(10,040)	(11,740)

Cash flows from investing activities:
Purchase of property and equipment	(117)	(530)
Proceeds from sale of equipment	70	—
Purchases of short-term investments	(7,351)	(17,507)
Proceeds from maturities of short-term investments	10,580	15,311

Net cash provided by (used in) investing activities	3,182	(2,726)

Cash flows from financing activities:
Proceeds from issuance of secured promissory note, net of issuance costs	—	4,916
Proceeds from issuance of common stock upon exercise of stock options	24	9

Net cash provided by financing activities	24	4,925

Net decrease in cash and cash equivalents	(6,834)	(9,541)
Cash and cash equivalents at beginning of the period	8,405	17,946

Cash and cash equivalents at end of the period	$1,571	$8,405

Supplemental disclosure of cash flow information:
Interest paid	$335	$9

Supplemental disclosure of non-cash financing activity:
Warrants issued in connection with issuance of promissory notes	$—	$134

The accompanying notes are an integral part of these financial statements.

VAXART BIOSCIENCES, INC.

Notes to the Financial Statements

NOTE 1. Organization and Basis of Presentation

Vaxart Biosciences, Inc. (the Company) was originally incorporated in California in March 2004, under the name West Coast Biologicals, Inc. The Company changed its name to Vaxart, Inc. in July 2007, and reincorporated in the state of Delaware.

As described in more detail in Note 14, on February 13, 2018, the Company completed a business combination with Aviragen Therapeutics, Inc. (“Aviragen”), pursuant to which Aviragen merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Aviragen (the “Merger”). Pursuant to the terms of the Merger, Aviragen changed its name to Vaxart, Inc. (the “Combined Company”) and the Company changed its name to Vaxart Biosciences, Inc. Each share of capital stock of the Company was converted into approximately 0.22148 shares of common stock of the Combined Company which, immediately following the closing of the Merger, effected a reverse stock split at a ratio of one share for every eleven shares of the Combined Company’s common stock outstanding. The combined impact is that each share of the Company was converted into approximately 0.0201346 shares of the Combined Company (the “Combined Reverse Stock Split”). Except as otherwise noted in these Financial Statements, all share, equity security and per share amounts are presented to give retroactive effect to the Combined Reverse Stock Split.

The Company’s principal operations are based in South San Francisco, California, and it operates in one reportable segment which is focused on developing oral recombinant protein vaccines based on its propriety oral vaccine platform.

Liquidity and Going Concern

Since incorporation, the Company has been involved primarily in performing research and development activities, hiring personnel, and raising capital to support these activities. The Company has experienced losses and negative cash flows from operations since its inception. As of December 31, 2017, the Company had an accumulated deficit of $80.0 million, convertible promissory notes held by related parties, and a loan due to Oxford Finance, LLC (“Oxford Finance”).

In December 2016, the Company entered into a loan and security agreement with Oxford Finance (the “Loan Agreement”), under which the Company borrowed $5 million. In conjunction with the Loan Agreement, all of the holders of convertible promissory notes signed subordination agreements, under which they agreed not to demand or receive any payment until all amounts owed to Oxford Finance under the Loan Agreement are fully paid in cash, thus extending the due dates of the promissory notes potentially to January 2021. As a result of the Merger, all of these convertible promissory notes were converted into common stock.

The Company expects to incur increasing costs as research and clinical trials are advanced and therefore expects to continue to incur losses and negative operating cash flows for the next several years. Absent additional funding or adjustments to currently planned operating activities, and in view of the uncertainty regarding future royalty revenue on sales of Relenza and Inavir, management believes that the Company’s cash, cash equivalents and short-term investments, together with funds acquired from Aviragen through the Merger, are only sufficient to fund the Company into the first quarter of 2019.

The Company reviews its operations and clinical plans on a continuing basis and has not yet entered into any commitments for its upcoming clinical trials. The Company plans to finance its operations with royalty revenue on sales of Relenza and Inavir, additional equity or debt financing arrangements, revenue from its contract with the Department of Health and Human Services, Office of Biomedical Advanced Research and Development Authority (“HHS BARDA”), and potentially with additional funding from government contracts or strategic alliances with partner companies. The availability and amount of such funding is not certain.

The uncertainties inherent in the Company’s future operations and in its ability to obtain additional funding raise substantial doubt about its ability to continue as a going concern beyond one year from the date these financial statements are issued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

While management believes its plan to raise additional funds will alleviate the conditions that raise substantial doubt, these plans are not entirely within its control and cannot be assessed as being probable of occurring. If adequate funds are not available, the Company may be required to reduce operating expenses, delay or reduce the scope of its product development programs, obtain funds through arrangements with others that may require the Company to relinquish rights to certain of its technologies or products that the Company would otherwise seek to develop or commercialize itself, or cease operations.

NOTE 2. Summary of Significant Accounting Policies

Basis of Presentation. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

VAXART BIOSCIENCES, INC.

Notes to the Financial Statements

Use of Estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities in the financial statements and accompanying notes. Actual results and outcomes could differ from these estimates and assumptions.

Cash and Cash Equivalents. The Company considers all highly liquid debt investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents, which consist of amounts invested in money market funds, corporate bonds and commercial paper, are stated at fair value.

Short-Term Investments. The Company’s short-term investments are comprised of commercial paper and corporate bonds. The short-term investments are classified as held-to-maturity based on the Company’s positive intent and ability to hold the securities to maturity. This classification is reevaluated at each balance sheet date. Short-term investments are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is presented as interest income in the statement of operations and comprehensive loss. The specific identification method is used to determine the realized gain or loss on securities sold or otherwise disposed. When the fair value of a debt security classified as held-to-maturity is less than its amortized cost, the Company assesses whether or not: (i) it has the intent to sell the security or (ii) it is more likely than not that the Company will be required to sell the security before its anticipated recovery. If either of these conditions is met, the Company must recognize an other-than-temporary impairment through earnings for the difference between the debt security’s amortized cost basis and its fair value. Gains and losses are recognized in earnings when the investments are sold or impaired.

Concentration of Credit Risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, short-term investments and accounts receivable. The Company places its cash, cash equivalents and short-term investments at financial institutions that management believes are of high credit quality. The Company is exposed to credit risk in the event of default by the financial institutions holding the cash and cash equivalents to the extent such amounts are in excess of the federally insured limits. The Company has not experienced any losses on its deposits since inception.

The primary focus of the Company’s investment strategy is to preserve capital and meet liquidity requirements. The Company’s investment policy addresses the level of credit exposure by limiting the concentration in any one corporate issuer or sector and establishing a minimum allowable credit rating. The Company generally requires no collateral from its customers.

Accounts Receivable. Accounts receivable arise from the Company’s contract with HHS BARDA and are reported at amounts expected to be collected in future periods. Accounts receivable – unbilled arise from work performed that has not been billed. An allowance for doubtful accounts will be recorded based on a combination of historical experience, aging analysis, and information on specific accounts. Account balances will be written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. To date, no allowance for doubtful accounts has been deemed necessary.

Property and Equipment. Property and equipment is carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Depreciation begins at the time the asset is placed in service. Maintenance and repairs are charged to operations as incurred. Upon sale or retirement of assets, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations in the period realized.

The useful lives of the property and equipment are as follows:

Laboratory equipment	5 years
Office and computer equipment	3 years
Leasehold improvements	Shorter of remaining lease term or estimated useful life

Intangible Assets. Intangible assets consist of intellectual property and are carried at cost less accumulated amortization. Amortization of intellectual property in intangible assets is computed using the straight-line method over 20 years.

Impairment of Long-Lived Assets. The Company reviews its long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate the carrying amount of these assets may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over its remaining life. When indications of impairment are present and the estimated undiscounted future cash flows from the use of these assets is less than the assets’ carrying value, the related assets will be written down to fair value. There have been no impairments of the Company’s long-lived assets for the periods presented.

VAXART BIOSCIENCES, INC.

Notes to the Financial Statements

Clinical and Manufacturing Expenses. The Company accrues for estimated costs of research and development activities conducted by third-party service providers, which include the conduct of preclinical studies and clinical trials, and contract manufacturing activities. The Company records the estimated costs of research and development activities based upon the estimated amount of services provided but not yet invoiced and includes these costs in accrued liabilities in the balance sheets and within research and development expense in the statements of operations and comprehensive loss. These costs are a significant component of the Company’s research and development expenses.

The Company estimates the amount of services provided through discussions with internal personnel and external service providers as to the progress or stage of completion of the services and the agreed-upon fee to be paid for such services. The Company makes significant judgments and estimates in determining the accrued balance in each reporting period. As actual costs become known, it adjusts its accrued estimates. Although the Company does not expect its estimates to be materially different from amounts actually incurred, its understanding of the status and timing of services performed, the number of subjects enrolled, and the rate of enrollment may vary from its estimates and could result in the Company reporting amounts that are too high or too low in any particular period. The Company’s accrued expenses are dependent, in part, upon the receipt of timely and accurate reporting from contract research organizations and other third-party service providers. To date, the Company has not experienced any material differences between accrued costs and actual costs incurred.

Convertible Preferred Stock Warrant Liability. The Company has issued certain convertible preferred stock warrants. These warrants are recorded within accrued liabilities in the balance sheets at fair value due to down-round protection features contained in the convertible preferred stock into which the warrants are exercisable. At the end of each reporting period, changes in fair value of the warrants since the prior period are recorded as a component of gain (loss) on revaluation of financial instruments in the statements of operations and comprehensive loss.

Convertible Promissory Notes Embedded Derivative Liability. The Company recorded derivative instruments related to redemption features embedded within the outstanding convertible promissory notes. The embedded derivatives were accounted for as liabilities at their estimated fair value when the convertible promissory notes were issued and are re-measured to fair value as of each balance sheet date, with the related re-measurement adjustment being recognized as a component of gain (loss) on revaluation of financial instruments in the statements of operations and comprehensive loss.

Revenue Recognition. The Company performs research and development work under its cost-plus-fixed-fee contract with HHS BARDA. The Company recognizes revenue under research contracts when a contract has been executed, the contract price is fixed or determinable, delivery of services or products has occurred and collection of the contract price is reasonably assured.

Under the cost reimbursable contract with HHS BARDA, the Company is reimbursed for allowable costs, and recognizes revenue as allowable costs are incurred and the fixed-fee is earned. Reimbursable costs under the contract primarily include direct labor, subcontract costs, materials, equipment, travel, and approved overhead and indirect costs. Fixed fees under cost reimbursable contracts are earned in proportion to the allowable costs incurred in performance of the work relative to total estimated contract costs, with such costs incurred representing a reasonable measurement of the proportional performance of the work completed. Under the HHS BARDA contract, certain activities must be pre-approved in order for their costs to be deemed allowable direct costs. The HHS BARDA contract provides the U.S. government the ability to terminate the contract for convenience or to terminate for default if the Company fails to meet its obligations as set forth in the statement of work.

Management believes that if the government were to terminate the HHS BARDA contract for convenience, the costs incurred through the effective date of such termination and any settlement costs resulting from such termination would be allowable costs. Payments to the Company under cost reimbursable contracts, such as this contract, are provisional payments subject to adjustment upon annual audit by the government. Management believes that revenue for periods not yet audited has been recorded in amounts that are expected to be realized upon final audit and settlement. When the final determination of the allowable costs for any year has been made, revenue and billings may be adjusted accordingly in the period that the adjustment is known.

Research and Development Costs. Research and development costs are expensed as incurred. Research and development costs consist primarily of salaries and benefits, stock-based compensation, consultant fees, third-party costs for conducting clinical trials and the manufacture of clinical trial materials, certain facility costs and other costs associated with clinical trials. Payments made to other entities are under agreements that are generally cancelable by the Company. Advance payments for research and development activities are deferred as recorded expenses. The prepaid amounts are expensed as the related services are performed.

VAXART BIOSCIENCES, INC.

Notes to the Financial Statements

Stock-Based Compensation. The Company measures the fair value of all stock-based awards to employees, including stock options, on the grant date and recognizes the fair value of these awards, net of estimated forfeitures, to compensation expense over the service period. The fair value of awards to nonemployees is measured on the date of performance at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The fair value of options is estimated using the Black-Scholes valuation model.

Income Taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company must then assess the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Net Income (Loss) Per Share Attributable to Common Stockholders. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period, without consideration of potential common shares. The net loss attributable to common stockholders is calculated by adjusting the net loss of the Company for the cumulative dividends on the Series B and Series C convertible preferred stock.

Diluted net income (loss) per common share is computed giving effect to all potential dilutive common shares, comprising common stock issuable upon exercise of stock options and warrants. The Company uses the treasury-stock method to compute diluted income (loss) per share with respect to its stock options and warrants. For purposes of this calculation, options and warrants to purchase common stock are considered to be potential common shares and are only included in the calculation of diluted net loss per share when their effect is dilutive. In the event of a net loss, the effects of all potentially dilutive shares are excluded from the diluted net loss per share calculation as their inclusion would be antidilutive.

Recent Accounting Pronouncements.

In May 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting. This update provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. This guidance is effective for annual periods beginning after December 15, 2017, including interim periods within that year, and must be applied prospectively to an award modified on or after the adoption date. The Company is early adopting this standard effective January 1, 2018, and will apply this guidance to award modifications, if any, that may occur on or after that date.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350) Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which will simplify the goodwill impairment calculation by eliminating Step 2 from the current goodwill impairment test. The new standard does not change how a goodwill impairment is identified. The standard will be effective January 1, 2020, with early adoption permitted, and is to be applied prospectively from the date of adoption. The Company is early adopting this standard effective January 1, 2018, and does not expect the adoption of this standard will have any impact on its current financial statements.

In August 2016, the FASB issued Accounting Standards Update (ASU) 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which provides additional guidance on the presentation and classification of certain items in the statement of cash flows. The standard is effective for fiscal years beginning after December 15, 2017, with early adoption permitted. The Company is adopting this standard effective January 1, 2018, and does not expect the adoption of this standard will have any impact on its current financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This standard permits entities to make an accounting policy election to account for forfeitures as they occur when recognizing the expense of share-based compensation (as opposed to the existing requirement to use estimated forfeitures), reduces the tax withholding threshold at which equity accounting is permitted for shares withheld on vesting and requires that payments by an employer when withholding shares for tax-withholding purposes be reported as financing activities within the statement of cash flows, along with guidance related to excess tax benefits. The Company is adopting this standard effective January 1, 2018, without electing to change its existing accounting policy of accounting for forfeitures based on expected vesting, and there will be no impact of this standard to its current financial statements.

VAXART BIOSCIENCES, INC.

Notes to the Financial Statements

In February 2016, the FASB issued ASU 2016-02 Leases (Topic 842), which replaces most current lease guidance when it becomes effective. This standard update intends to increase the transparency and improve comparability by requiring entities to recognize assets and liabilities on the balance sheet for all leases, with certain exceptions. The new standard states that a lessee will recognize a lease liability for the obligation to make lease payments and a right-of-use asset for the right to use the underlying asset for the lease term. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statements of operations. The new guidance will be effective for the Company starting in the first quarter of fiscal 2019, with early adoption permitted. The Company plans to adopt the new guidance effective January 1, 2019 and is currently evaluating the effect that this guidance will have on its financial statements and related disclosures.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes nearly all existing revenue recognition guidance under Topic 605, Revenue Recognition. The new standard requires a company to recognize revenue when it transfers goods and services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services. ASU 2014-09 defines a five-step process that includes identifying the contract with the customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations in the contract and recognizing revenue when (or as) the entity satisfies the performance obligations. In July 2015, the FASB approved a one-year deferral of the effective date of the new standard to 2018 for public companies, with an option that would permit companies to adopt the new standard as early as the original effective date of 2017. The Company plans to adopt this standard using the modified retrospective method on January 1, 2018. The adoption of ASU 2014-09 will not have a material effect on the Company’s financial condition or results of operations, although it will need to modify its accounting policies to reflect the requirements of this standard and make additional disclosures.

NOTE 3. Fair Value of Financial Instruments

Fair value accounting is applied for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Financial instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities that approximate fair value due to their relatively short maturities. As short-term investments are classified as held-to-maturity, they are recorded at their amortized cost.

Assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based upon the level of judgment associated with inputs used to measure their fair values. The accounting guidance for fair value provides a framework for measuring fair value and requires certain disclosures about how fair value is determined. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance also establishes a three-level valuation hierarchy that prioritizes the inputs to valuation techniques used to measure fair value based upon whether such inputs are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions made by the reporting entity.

The three-level hierarchy for the inputs to valuation techniques is briefly summarized as follows:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 – Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3 – Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

VAXART BIOSCIENCES, INC.

Notes to the Financial Statements

The Company’s money market funds are classified within Level 1 of the fair value hierarchy and are valued based on quoted prices in active markets for identical securities. The Company’s corporate bonds and commercial paper, classified as cash equivalents, are classified within Level 2 of the fair value hierarchy and are valued based on quoted prices for similar assets or prices derived from observable market data. Level 3 liabilities consist of convertible promissory notes embedded derivative liabilities and a convertible preferred stock warrant liability as they are valued by using inputs that are unobservable in the market. The determination of the fair values of the convertible promissory notes embedded derivative and convertible preferred stock warrants are discussed in notes 6 and 10, respectively.

The following tables present the Company’s financial assets and liabilities that are measured at fair value at December 31, 2017 and 2016:

	Level 1	Level 2	Level 3	Total
		(in thousands)
December 31, 2017
Recurring Financial Assets:
Money Market Funds	$1,192	$—	$—	$1,192
Corporate Bonds	—	1,415	—	1,415

Total assets	$1,192	$1,415	$—	$2,607

	Level 1	Level 2	Level 3	Total
		(in thousands)
December 31, 2017
Recurring Financial Liabilities:
Convertible promissory notes embedded derivative liability	$—	$—	$—	$—
Convertible preferred stock warrant liability	—	—	67	67

Total liabilities	$—	$—	$67	$67

	Level 1	Level 2	Level 3	Total
		(in thousands)
December 31, 2016
Recurring Financial Assets:
Money Market Funds	$2,378	$—	$—	$2,378
Corporate Bonds	—	4,668	—	4,668

Total assets	$2,378	$4,668	$—	$7,046

	Level 1	Level 2	Level 3	Total
		(in thousands)
December 31, 2016
Recurring Financial Liabilities:
Convertible promissory notes embedded derivative liability	$—	$—	$3,280	$3,280
Convertible preferred stock warrant liability	—	—	134	134

Total liabilities	$—	$—	$3,414	$3,414

VAXART BIOSCIENCES, INC.

Notes to the Financial Statements

The following tables present a reconciliation of all liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2017 and 2016:

	Convertible Preferred Stock Warrant Liability	Convertible Promissory Notes Embedded Derivative Liability	Total

		(in thousands)
Balance at January 1, 2017	$134	$3,280	$3,414
Issuances	—	—	—
Revaluation gains included in gain on revaluation of derivative liabilities, net	(67)	(3,280)	(3,347)
Settlements	—	—	—

Balance at December 31, 2017	$67	$—	$67

Total gains included in other income and (expenses) attributable to liabilities still held as of December 31, 2017	$67	$3,280	$3,347

	Convertible Preferred Stock Warrant Liability	Convertible Preferred Stock Embedded Derivative Liability	Total

		(in thousands)
Balance at January 1, 2016	$—	$3,500	$3,500
Issuances	134	—	134
Revaluation gains included in gain on revaluation of derivative liabilities, net	—	(220)	(220)
Settlements	—	—	—

Balance at December 31, 2016	$134	$3,280	$3,414

Total gains included in other income and (expenses) attributable to liabilities still held as of December 31, 2016	$—	$220	$220

NOTE 4. U.S. Government HHS BARDA Contract

In September 2015, HHS BARDA awarded the Company a contract to support the advanced development of a more effective and universal influenza vaccine to improve seasonal and pandemic influenza preparedness. On each of May 25 and July 18, 2017, the Company entered into a Modification of Contract with HHS BARDA, the combined effect being to increase the value of the existing $14 million contract by $1.7 million and to extend it through June 30, 2018. The modified contract is a cost-plus-fixed-fee contract, which reimburses the Company for allowable direct contract costs plus allowable indirect costs and a fixed-fee, totaling $15.7 million. During 2017 and 2016, the Company recognized revenue of $5.8 million and $8.1 million, respectively. Billings under the contract are based on approved provisional indirect billing rates, which permit recovery of fringe benefits, overhead and general and administrative expenses. Indirect rates as well as allowable costs are subject to audit by HHS BARDA on an annual basis. Management believes that revenues recognized to date have been recorded in amounts that are expected to be realized upon final audit and settlement. When the final determination of the allowable costs for any year has been made, revenue and billings may be adjusted accordingly in the period that the adjustments are known and collection is probable. Costs relating to contract acquisition are expensed as incurred.

VAXART BIOSCIENCES, INC.

Notes to the Financial Statements

NOTE 5. Balance Sheet Components

(a)	Cash Equivalents and Short-Term Investments

Cash equivalents and short-term investments, all of which are classified as held-to-maturity securities and mature within one year, consisted of the following:

	December 31, 2017
		Gross	Gross	Estimated
	Amortized	Unrecognized	Unrecognized	Fair	Carrying
	Cost	Gains	Losses	Value	Value
	(in thousands)
Money market funds	$1,192	$—	$—	$1,192	$1,192
Corporate bonds	1,415	—	—	1,415	1,415

Total	$2,607	$—	$—	$2,607	$2,607

Reported as:
Cash equivalents	$1,192	$—	$—	$1,192	$1,192
Short-term investments	1,415	—	—	1,415	1,415

Total	$2,607	$—	$	$2,607	$2,607

	December 31, 2016
		Gross	Gross	Estimated
	Amortized	Unrecognized	Unrecognized	Fair	Carrying
	Cost	Gains	Losses	Value	Value
	(in thousands)
Money market funds	$2,378	$—	$—	$2,378	$2,378
Corporate bonds	4,668	—	(2)	4,666	4,668

Total	$7,046	$—	$(2)	$7,044	$7,046

Reported as:
Cash equivalents	$2,378	$—	$—	$2,378	$2,378
Short-term investments	4,668	—	(2)	4,666	4,668

Total	$7,046	$—	$(2)	$7,044	$7,046

(b)	Property and Equipment, Net

Property and equipment, net consists of the following:

	December 31, 2017	December 31, 2016
	(in thousands)
Laboratory equipment	$1,565	$1,686
Office and computer equipment	175	162
Leasehold improvements	226	292

Total property and equipment	1,966	2,140
Less accumulated amortization	(1,236)	(1,150)

Intangible assets, net	$730	$990

VAXART BIOSCIENCES, INC.

Notes to the Financial Statements

Depreciation expense for the years ended December 31, 2017 and 2016, was $376,000 and $345,000, respectively.

(c)	Intangible Assets

Intangible assets consist of the following:

	December 31, 2017	December 31, 2016
	(in thousands)
Intellectual property	80	80
Less accumulated amortization	(40)	(36)

Intangible Assets, net	$40	$44

Total amortization expense was $4,000 in each of the years ended December 31, 2017 and 2016. As of December 31, 2017, the remaining useful life of the intellectual property asset was 10 years, and the expected amortization for the remainder of the useful life was $4,000 per year.

(d)	Accrued Liabilities

Accrued liabilities consist of the following:

	December 31, 2017	December 31, 2016
	(in thousands)
Accrued compensation	$1,320	$923
Accrued clinical and manufacturing expenses	69	320
Accrued professional and consulting services	113	299
Convertible preferred stock warrant liability	67	134
Other	36	73

Total	$1,605	$1,749

NOTE 6. Convertible Promissory Notes, Related Parties

On December 10, 2014, the Company entered into a note purchase agreement with certain existing preferred stockholders under which the Company issued convertible promissory notes during December 2014 for total proceeds of $18.4 million.

On November 20, 2015, the Company entered into a second note purchase agreement with certain existing preferred stockholders under which the Company issued convertible promissory notes during November and December 2015 for total proceeds of $11.0 million. These notes were issued with the same terms as the notes issued in 2014.

The convertible promissory notes bear interest at a rate of 8.0% per annum. The principal and accrued interest on the notes are automatically convertible, upon a future issuance of convertible preferred stock having total proceeds of at least $25.0 million (a Qualified Financing), into that same stock at a conversion price equal to 90% of the price paid by other investors in the financing event. Upon a liquidation event, such as an acquisition or initial public offering, at the election of the majority of the noteholders in each issuance, the principal and accrued interest on the notes may either (i) be paid in full at the initial closing of the liquidation event, or (ii) automatically convert into the Company’s Series C convertible preferred stock at a conversion price based on a specified valuation.

After two years, if the notes have not been converted, the holders of a majority of the principal amount have the option to require the entire principal balance and accrued interest to become due and payable. However, in December 2016, in conjunction with the loan agreement with Oxford Finance (see note 7), all of the holders of convertible promissory notes signed subordination agreements, under which they agreed not to demand or receive any payment until all amounts owed to Oxford Finance under the loan agreement are fully paid in cash, thus extending the due dates of the promissory notes potentially to January 2021. This change reflects a debt modification that is not considered substantially significant. Accordingly, the Company did not apply extinguishment accounting, but is accounting for the modification on a prospective basis.

VAXART BIOSCIENCES, INC.

Notes to the Financial Statements

The convertible promissory notes have redemption features that were determined to be a compound embedded derivative requiring bifurcation and separate accounting at estimated fair value. The estimated fair value of the embedded derivative upon issuance was a liability of $1.9 million for the notes issued in 2014 and $1.3 million for the notes issued in 2015. The estimated fair value of these derivative instruments was recognized as a debt discount and as an embedded derivative liability on the balance sheet upon issuance of the convertible promissory notes. The embedded derivative requires periodic re-measurements to fair value while the instruments are still outstanding (see Note 3). There is no beneficial conversion feature as the conversion feature value is accounted for in the embedded derivative.

The Company estimated the fair value of the compound embedded derivative utilizing a Monte Carlo Simulation model. The inputs used to determine the estimated fair value of the embedded derivative instrument include the probability of an underlying event triggering the redemption event and its timing prior to the maturity date of the convertible promissory notes. The fair value measurement is based upon significant inputs not observable in the market, including a valuation of the Company performed by an independent third-party. These assumptions are inherently subjective and involve significant management judgment. A summary of the assumptions used are as follows:

	December 31,
	2017	2016
Probabilities of a reverse merger	90%	—%
Probabilities of a non-qualified financing	6%	—%
Probabilities of a qualified financing	0%	70%
Probabilities of a liquidation event	4%	30%

The Company incurred total debt issuance costs of $20,000 in connection with the 2014 issuance and $7,000 in connection with the 2015 issuance. The debt issuance costs, which are recorded as an additional debt discount, are being amortized over the term of the notes.

The Company’s accrued interest associated with the convertible promissory notes amounted to $6.3 million and $4.0 million as of December 31, 2017 and 2016, respectively. The Company recognized interest expense related to the amortization of note discount of $0.1 million and $1.6 million for the years ended December 31, 2017 and 2016, respectively. As of December 31, 2017 and 2016, the unamortized debt discount amounted to $0.4 million and $0.6 million, respectively.

As the holders of the convertible promissory notes each have an equity ownership in the Company, the convertible promissory notes are considered to be a related-party transaction.

NOTE 7. Secured Promissory Note Payable to Oxford Finance

On December 22, 2016, the Company entered into a loan and security agreement (the Loan Agreement) with Oxford Finance, under which the Company borrowed $5 million. The Loan Agreement provides the Company an option to borrow an additional $10 million upon a $30 million financing, subject to certain conditions. The $5 million loan, which bears interest at 30-day U.S. LIBOR plus 6.17%, is evidenced by a secured promissory note and is repayable over four years, with interest only payable over the first 12 months and the balance fully amortized over the subsequent 36 months. The loan is secured by substantially all the Company’s assets, except for intellectual property.

In conjunction with the execution of the agreement, all the holders of convertible promissory notes signed subordination agreements, under which they agreed to subordinate in favor of Oxford Finance all amounts due under their promissory notes and any security interest in the Company’s property. In addition, the holders of the notes agreed that they would not demand or receive any payment until all amounts owed to Oxford Finance under the loan agreement have been fully paid in cash. Upon repayment, an additional final payment equal to $325,000 is due, which is being accreted as interest expense over the term of the loan using the effective-interest method.

In connection with the Loan Agreement, the Company issued a warrant to Oxford Finance to purchase 7,563 shares of its Series C convertible preferred stock at an exercise price of $33.11 per share (the “Warrant”). The fair value of the Warrant at the date of issuance was approximately $134,000, which was recorded as debt discount and is being amortized as interest expense over the term of the loan using the effective-interest method. The Warrant provides that if the share price at the next equity financing is less than the Warrant exercise price, then the Warrant shall be for the new class of shares, the exercise price shall be the new class share price, and the number of shares shall be calculated by dividing $250,000 by the new class share price. As a result of this antidilution protection, following the Merger the Warrant was amended to allow the holder to purchase 10,914 shares of common stock at an exercise price of $22.99 per share.

VAXART BIOSCIENCES, INC.

Notes to the Financial Statements

The annual effective interest rate of the note, including the accretion of the final payment and the amortization of the debt discount, is approximately 10.5%. The Company recorded interest expense related to the Loan Agreement of $13,000, of which $9,000 was paid, during the year ended December 31, 2016, and $518,000, of which $335,000 was paid, during the year ended December 31, 2017.

NOTE 8. Commitments and Contingencies

(a)	Leases

The Company has leased three office and research and development facilities in South San Francisco, California, under noncancelable operating leases. The first lease, for office and research and development premises, expired on July 31, 2017, following the landlord’s exercise of its six-month termination option on January 31, 2017. The second lease, for office and research and development premises, expires in April 2020, subject to the Company’s option to extend the lease at the then market rate for an additional five-year period. The third lease, for office premises, was entered in May 2017 and expires on April 30, 2018. Rent expense is recognized on a straight-line basis over the noncancelable term of each operating lease and, accordingly, the Company records the difference between cash rent payments and the recognition of rent expense as a deferred rent liability, which is included within accrued expenses. Rent expense was $564,000 and $646,000 for the years ended December 31, 2017 and 2016, respectively. Under the terms of the lease agreements, the Company is also responsible for certain insurance, property tax and maintenance expenses. Future minimum payments under the facility leases as of December 31, 2017 as follows (in thousands):

Year ending December 31,
2018	$265
2019	250
2020	84

Total	$599

(b)	Research and Development

The Company uses certain contract research organizations to perform certain research and clinical trial activities. In addition, the Company uses contract manufacturing organizations for certain process development activities and the production of its clinical trial materials. The Company had noncancelable purchase commitments to these organizations of approximately $0.2 million as of December 31, 2017, all due within the subsequent 12 months. The commitments as are substantially all incurred under the contract with HHS BARDA, which are reimbursable.

(c)	Indemnifications

In the ordinary course of business, the Company enters into agreements that may include indemnification provisions. Pursuant to such agreements, the Company may indemnify, hold harmless and defend indemnified parties for losses suffered or incurred by the indemnified party. Some of the provisions will limit losses to those arising from third-party actions. In some cases, the indemnification will continue after the termination of the agreement. The maximum potential amount of future payments the Company could be required to make under these provisions is not determinable. The Company has never incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. The Company has also entered into indemnification agreements with its directors and officers that may require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by Delaware corporate law. The Company currently has directors’ and officers’ insurance.

VAXART BIOSCIENCES, INC.

Notes to the Financial Statements

NOTE 9. Stockholders’ Equity

(a)	Convertible Preferred Stock

As of December 31, 2017 and 2016, convertible preferred stock consisted of the following:

	Shares authorized	Shares outstanding	Net carrying value	Liquidation preference
			(in thousands)	(in thousands)
Series A	94,988	94,988	$2,949	$2,737
Series B	747,095	520,973	16,115	17,219
Series C	820,088	605,103	19,877	20,000

Total	1,662,171	1,221,064	$38,941	$39,956

Significant provisions of the convertible preferred stock are as follows:

Dividends – The holders of Series C convertible preferred stock are entitled to receive non-compounding cumulative dividends, in preference to any dividends payable to holders of Series B and Series A convertible preferred stock or common stock, at an annual dividend rate of $2.64416 per share, as adjusted for any stock splits, stock dividends, recapitalizations, or the like. Such cumulative dividends are payable within ten days of demand of the holders of at least a majority of the then outstanding Series C convertible preferred stock, or automatically upon a liquidation event. Dividends accumulate from the date of issuance and are payable, whether or not declared, before any dividend on Series B and Series A convertible preferred stock or common stock can be paid or declared. Series C convertible preferred stock shares issued as stock dividends are not entitled to cumulative dividends. The holders of Series C convertible preferred stock may elect whether the cumulative dividends will be paid in cash or in shares of Series C convertible preferred stock based on the original issue price of Series C convertible preferred stock of $33.05196 per share. In the event the board of directors declares a cash dividend in addition to the above cumulative dividends (a Special Dividend), the holders of Series C convertible preferred stock are entitled to receive, in preference to any dividends payable to the holders of Series B and Series A convertible preferred stock or common stock, a per share amount equal to the sum of: (a) the original issue price of Series C convertible preferred stock, and (b) all accrued and/or declared but unpaid dividends on such Series C convertible preferred stock, including the cumulative dividends. No dividends were declared during any of the periods presented. As of December 31, 2017 and 2016, accumulated and undeclared dividends for Series C convertible preferred stock were $7.1 million and $5.5 million, respectively ($11.74 per share and $9.10 per share, respectively, of the outstanding Series C convertible preferred stock).

The holders of Series B convertible preferred stock are entitled to receive noncompounding cumulative dividends, in preference to any dividends payable to holders of Series A convertible preferred stock or common stock, at the annual dividend rate of $2.64416 per share, as adjusted for any stock splits, stock dividends, recapitalizations, or the like. Such cumulative dividends are payable within ten days of demand of the holders of at least a majority of the then outstanding Series B convertible preferred stock or automatically upon a liquidation event. Dividends accumulate from the date of issuance and are payable, whether or not declared, before any dividend on Series A convertible preferred stock or common stock can be paid or declared. Series B convertible preferred shares issued as stock dividends are not entitled to cumulative dividends. The holders of Series B convertible preferred stock may elect whether the cumulative dividends will be paid in cash or in shares of Series B convertible preferred stock based on the original issue price of Series B convertible preferred stock of $33.05196 per share. In the event the board of directors declares a cash dividend in addition to the above cumulative dividends (a Special Dividend), the holders of Series B convertible preferred stock are entitled to receive, in preference to any dividends payable to the holders of Series A convertible preferred stock or common stock, a per share amount equal to the sum of: (a) the original issue price of Series B convertible preferred stock, and (b) all accrued and/or declared but unpaid dividends on such Series B convertible preferred stock, including the cumulative dividends. No dividends were declared during any of the periods presented. As of December 31, 2017 and 2016, accumulated and undeclared dividends for Series B convertible preferred stock were $7.5 million and $6.2 million, respectively ($15.46 per share and $12.82 per share, respectively, of the 483,387 shares of outstanding Series B convertible preferred stock on which dividends accrue).

VAXART BIOSCIENCES, INC.

Notes to the Financial Statements

The holders of Series A convertible preferred stock are entitled to receive noncumulative dividends, in preference to any dividends payable to holders of common stock, at the annual dividend rate of $2.30449 per share, as adjusted for any stock splits, stock dividends, recapitalizations, or the like, if declared by the board of directors.

The holders of convertible preferred stock are also entitled to participate in dividends on common stock, when and if declared by the board of directors, based on the outstanding convertible preferred stock (on an as-converted to common stock basis) and common stock.

Conversion – At the option of the holder, each share of convertible preferred stock is convertible, one-for-one, subject to adjustment for anti-dilution protection, into shares of common stock. Each share automatically converts into the number of shares of common stock into which the shares are convertible at the then applicable conversion ratio upon: (1) the closing of the sale of the Company’s common stock in a public offering provided the offering price per share is not less than three times the Series C convertible preferred stock original issue price of $33.05196 and the aggregate gross proceeds are not less than $30.0 million, or (2) upon receipt of a written consent of the holders of a majority of the then outstanding shares of convertible preferred stock voting as a single class on an as-converted basis.

Liquidation – In the event of any liquidation, dissolution or winding up of the Company, including a merger or acquisition where the beneficial owners of the Company’s common and convertible preferred stock own less than 50% of the surviving entity, or a sale of all or substantially all assets, the holders of Series C convertible preferred stock will be entitled to receive a per share amount equal to $33.05196 (subject to adjustment for stock splits, stock dividends, recapitalizations, or the like), plus all dividends accrued, payable and/or in arrears (whether or not declared) minus the amount of any Special Dividends previously paid. After payment of the full liquidation preference of Series C convertible preferred stock, the holders of Series B convertible preferred stock will be entitled to receive a per share amount equal to $33.05196 (subject to adjustment for stock splits, stock dividends, recapitalizations, or the like), plus all dividends accrued, payable and/or in arrears (whether or not declared) minus the amount of any Special Dividends previously paid. After payment of the full liquidation preference of Series B convertible preferred stock, the holders of Series A convertible preferred stock will be entitled to receive an amount equal to $28.80613 per share, as adjusted, plus all declared but unpaid dividends prior and in preference to any distribution to the holders of common stock. In each case, if the proceeds of such an event are insufficient to permit the liquidation payment to a particular class, any proceeds legally available for distribution to that class will be distributed ratably among the holders of that class in proportion to the preferential amounts that each holder is entitled to receive. Following payment of all convertible preferred stock preferences, any remaining legally available assets of the Company will be distributed to the holders of common stock and convertible preferred stock pro rata, based on the greatest number of shares of common stock held on an as-converted basis.

Voting – The holders of convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which each share of Series A, Series B, and Series C convertible preferred stock could be converted on the record date for the vote or consent of the stockholders, except as otherwise required by law, and have voting rights and powers equal to the voting rights and powers of the common stockholders. The holders of Series A convertible preferred stock, voting as a separate class, are entitled to elect one member of the board of directors. As long as a specified investor holds at least one share of Series C convertible preferred stock, the specified investor is able to designate one member of the board of directors, who is elected by the holders of Series C convertible preferred stock voting as a separate class. As long as a specified investor holds least one share of Series B convertible preferred stock, the specified investor is able to designate one member of the board of directors, who is elected by the holders of Series B convertible preferred stock voting as a separate class. The holders of common stock, voting as a separate class, are entitled to elect two members of the board of directors, one of whom shall be the current duly appointed chief executive officer of the Company.

Protective Provisions – So long as at least 20,134 shares of Series C convertible preferred stock remain outstanding and for so long as at least 20,134 shares of Series B convertible preferred stock remain outstanding, Series C holders and Series B holders, voting as a single class on an as-converted basis, must approve certain specified corporate actions such as amending the certificate of incorporation, authorizing additional shares of stock or additional directors, redeeming stock and entering into certain strategic relationships.

Redemption – The preferred stock is not redeemable. There are no liquidation events under the control of preferred stockholders that could result in liquidation in which only the preferred stockholders would participate. Accordingly, the convertible preferred stock is classified within stockholders’ equity (deficit) on the Company’s balance sheets.

VAXART BIOSCIENCES, INC.

Notes to the Financial Statements

(b)	Common Stock

The holders of the Company’s common stock have one vote for each share of common stock. Common stockholders are entitled to dividends when, as, and if declared by the board of directors, subject to the prior rights of the preferred stockholders. As of December 31, 2017, no dividends had been declared by the board of directors.

The Company had shares of common stock reserved for issuance as follows:

	December 31,
	2017	2016
Convertible preferred stock outstanding	1,221,064	1,221,064
Options issued and outstanding	304,850	275,528
Options available for future grants	—	99,655
Cumulative convertible preferred stock dividends	441,096	354,019
Convertible preferred stock warrants	10,914	7,563

Total	1,977,924	1,957,829

NOTE 10. Convertible Preferred Stock Warrants

In connection with the loan from Oxford Finance entered into in December 2016, the Company issued warrants to purchase 7,563 shares of Series C convertible preferred stock at an exercise price of $33.11 per share (see also Note 7). The Company determined the fair value of the warrants upon issuance and at each balance sheet date, with any changes in the fair value being recorded within the gain (loss) on revaluation of financial instruments line in the statements of operations and comprehensive loss.

NOTE 11. Equity Incentive Plans

In 2004, the Company adopted the 2004 Stock Plan (the 2004 Plan). The 2004 Plan provided for the grant of incentive stock options (ISOs), nonqualified stock options (NSOs), stock bonuses, and rights to acquire restricted stock to employees, directors and consultants. The Company reserved 20,134 shares of common stock for issuance under the 2004 Plan. As of December 31, 2017, there were no stock options outstanding under the 2004 Plan.

In 2007, the Company elected to cease granting options under the 2004 Plan and adopted the 2007 Stock Plan (the “2007 Plan”). The 2007 Plan provides for granting of ISOs, NSOs, stock bonuses, and rights to acquire restricted stock, to employees, directors and consultants. The 2007 Plan provides for the acceleration of outstanding options in the event of certain change in control transactions.

VAXART BIOSCIENCES, INC.

Notes to the Financial Statements

Options granted under the 2007 Plan generally vest over four years and expire no later than ten years from the date of grant. The 2007 Plan grants the board of directors’ discretion to determine when the options granted will become exercisable. The 2007 Plan expired in July 2017 when any shares available for grant lapsed. As of December 31, 2017, the Company had no shares of common stock available for issuance under the 2007 Plan.

Options could be granted at prices no less than 85% of the fair value of the shares on the date of grant, provided that the exercise price of an ISO would not be less than 100% of the fair value of the shares on the date of grant and the exercise price of an ISO or NSO granted to a 10% stockholder would not be less than 110% of the fair value of the shares on the grant of date. Fair value was determined by the Company’s board of directors.

A summary of stock option transactions in the two years ended December 31, 2017, is as follows:

			Weighted	Average
	Shares	Number of	Average	Remaining	Aggregate
	Available	Options	Exercise	Contractual	Intrinsic
	For Grant	Outstanding	Price	Term	Value
				(In years)	(In thousands)
Balance at January 1, 2016	88,430	217,116	$10.43	8.0	$815
Authorized	70,471	—	$—
Granted	(73,974)	73,974	$12.91
Exercised	—	(834)	$10.51
Canceled	14,717	(14,717)	$7.73

Balance at December 31, 2016	99,644	275,539	$11.32	7.6	$—
Granted	(78,406)	78,406	$4.07
Exercised	—	(2,834)	$8.58
Canceled	46,261	(46,261)	$11.64
Lapsed	(67,499)	—	$—

Balance at December 31, 2017	—	304,850	$9.50	7.1	292

The aggregate intrinsic values of options outstanding, exercisable, and vested and expected to vest are calculated as the difference between the exercise price of the options and the estimated fair value of the Company’s common stock, as determined by the board of directors. For the years ended December 31, 2017 and 2016, the aggregate intrinsic values of options exercised under the plans were $1,000 and $6,000, respectively.

The weighted average grant date fair value of employee options granted during the years ended December 31, 2017 and 2016 were $2.98 and $8.85 per share, respectively. As of December 31, 2017, there were 188,988 options exercisable with a weighted average remaining contractual term of 5.1 years and an aggregate intrinsic value of $51,000.

(a)	Stock Options Granted to Employees

The grant date fair value of the shares of common stock underlying stock options has historically been determined by the Company’s board of directors. Because there has been no public market for the Company’s common stock, the board of directors exercises reasonable judgment and considers a number of objective and subjective factors to determine the best estimate of the fair value, which include valuations performed by an independent third-party, important developments in the Company’s operations, sales of convertible preferred stock, actual operating results, financial performance, the conditions in the life sciences industry, the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of the Company’s common stock.

To determine the value of stock option awards for stock-based compensation purposes, the Company uses the Black-Scholes option-pricing model and the assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment.

VAXART BIOSCIENCES, INC.

Notes to the Financial Statements

Expected Term – The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting term and the original contractual term).

Expected Volatility – Since the Company is privately held and does not have any trading history for its common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded life sciences companies over a period equal to the expected term of the stock option grants. The comparable companies were chosen based on their similar size, stage in the life cycle, or area of specialty.

Risk-Free Interest Rate – The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of option.

Expected Dividend – The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.

The value of stock options granted to employees was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions:

	December 31, 2017	December 31, 2016
Risk-free interest rate	1.8% –1.9%	1.5% – 1.6%

Expected remaining term	5.8 – 6.4 Years	5.7 – 6.6 Years

Expected volatility	90% – 92%	78% – 81%

Dividend yield	—%	—%

Stock Options Granted to Nonemployees

The Company grants stock options to certain consultants in exchange for services rendered. During the years ended December 31, 2017 and 2016, the Company granted stock options to consultants for 805 and 966 shares, respectively. Stock-based compensation expense related to stock options granted to nonemployees is recognized as the stock options are earned. The Company believes that the estimated fair value of the stock options is more readily measurable than the fair value of the services rendered.

In connection with the grant of stock options to nonemployees, the Company recorded stock-based compensation expense of $8,000 and $7,000 for the years ended December 31, 2017 and 2016, respectively. Stock-based compensation expense will fluctuate as the estimated fair value of the common stock fluctuates, until the awards vest.

(b)	Stock-Based Compensation Expense

Total stock-based compensation recognized for options was as follows:

	December 31, 2017	December 31, 2016
	(in thousands)
Research and development	$262	$284
General and administrative	215	226

Total stock-based compensation	$477	$510

As of December 31, 2017, the unrecognized stock-based compensation cost related to outstanding unvested stock options that are expected to vest was $0.6 million, which the Company expects to recognize over an estimated weighted average period of 2.03 years.

VAXART BIOSCIENCES, INC.

Notes to the Financial Statements

NOTE 12. Income Taxes

A reconciliation of the provision for income taxes with the expected provision for income taxes computed by applying the federal statutory income tax rate of 34% to the net loss before provision for income taxes for the years ended December 31, 2017 and 2016:

	Year Ended December 31,
	2017	2016
U.S. federal taxes at statutory rate	34.0%	34.0%
State taxes (net of federal benefit)	14.2	5.8
Permanent items
Convertible note interest	(10.8)	(9.5)
Revaluation of derivative liabilities	11.9	0.5
Others	(1.4)	(1.2)
Tax credits	8.0	2.8
Change in valuation allowance	43.4	(32.7)
Impact of tax reform change	(97.0)	—
NOL and credit adjustments	(2.4)	(0.1)
Other	0.1	0.4

Provision for income taxes	—%	—%

The components of the deferred tax assets as of December 31, 2017 and 2016, are as follows:

	December 31, 2017	December 31, 2016
	(In thousands)
Deferred tax assets:
Net operating loss carry-forwards	$19,441	$24,298
Research and development tax credits	2,979	2,447
Accruals, reserves and other	544	375

Gross deferred tax asset	22,964	27,120

Valuation allowance	(22,964)	(27,120)

Net deferred tax assets	$—	$—

The Company is required to reduce its deferred tax assets by a valuation allowance if it is more likely than not that some or all of its deferred tax assets will not be realized. Management must use judgment in assessing the potential need for a valuation allowance, which requires an evaluation of both negative and positive evidence. The weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified. In determining the need for and amount of the valuation allowance, if any, the Company assesses the likelihood that it will be able to recover its deferred tax assets using historical levels of income, estimates of future income and tax planning strategies. As a result of historical cumulative losses, the Company determined that, based on all available evidence, there was substantial uncertainty as to whether it will recover recorded net deferred taxes in future periods. Accordingly, the Company recorded a valuation allowance against all of its net deferred tax assets as of December 31, 2017.

On December 22, 2017, the Tax Cuts and Jobs Act (the “TCJA”) was signed into law. The TCJA contains significant changes to corporate taxation, including (i) the reduction of the corporate income tax rate from a maximum rate of 35% to 21%, (ii) the acceleration of expensing for certain business assets, (iii) the one-time transition tax related to the transition of U.S. international tax from a worldwide tax system to a territorial tax system, (iv) the repeal of the domestic production deduction, (v) additional limitations on the deductibility of interest expense, (vi) expanded limitations on executive compensation, (vii) acceleration of tax revenue recognition, (viii) capitalization of research and development expenditures and (ix) creation of new minimum taxes such as the base erosion anti-abuse tax and Global Intangible Low Taxed Income tax.

The key impact of the TCJA on the Company’s financial statements was the re-measurement of the deferred tax balances to the new corporate tax rate. U.S. GAAP requires the re-measurement of the Company’s deferred tax balances as of the enactment date of the TCJA, based on the rates at which the balances are expected to reverse in the future. The TCJA reduces the corporate tax rate to 21%, effective January 1, 2018. The Company has recorded a decrease in its deferred tax assets of $4.2 million with a corresponding reduction to its valuation allowance of $4.2 million for the year ending December 31, 2017, primarily related to the impact of the TCJA.

As of December 31, 2017, the Company had net operating loss (“NOL”) carryforwards (before tax effects) for federal and California income tax purposes of $69.5 million and $69.5 million, respectively, before offset for unrecognized tax benefits. The federal NOL carryforwards will begin to expire in 2025 if not utilized and the state NOL carryforwards began expiring in

VAXART BIOSCIENCES, INC.

Notes to the Financial Statements

2015. In addition, the Company has federal and state research and development tax credit carryforwards of $2.7 million and $2.0 million, respectively, before offset for unrecognized tax benefits, to offset future income tax liabilities. The federal research and development tax credits will start to expire in 2027, if not utilized, while the state research and development tax credit can be carried forward indefinitely.

Sections 382 and 383 of the Internal Revenue Code provides for a limitation on the annual use of NOL and research and development tax credit carryforwards following certain ownership changes that could limit the Company’s ability to utilize these carryforwards. The Company’s losses and credit carryforwards may be subject to these limitations. The Company has not performed an analysis to determine if such ownership changes have occurred. An analysis will be performed prior to recognizing the benefits of any losses or credits in the financial statements.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended December 31,
	2017	2016
	(in thousands)
Beginning Balance	$1,231	$1,015
Additions based on tax positions related to the current year	173	216

Ending Balance	$1,404	$1,231

The entire amount of unrecognized tax benefits would not impact the Company’s effective tax rate if recognized. The Company does not foresee material changes to its gross uncertain income tax position liability within the next 12 months. The Company will recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense in its statements of operations and comprehensive loss. As of December 31, 2017, the Company has not recognized any interest and penalties as none of the uncertain income tax positions would result in taxes being payable.

The Company is subject to taxation in the U.S. and various state jurisdictions. Management believes all tax years remain open to examinations by the appropriate government agencies in the federal and state jurisdictions.

NOTE 13. Net Loss Per Share Attributable to Common Stockholders

The following table sets forth the computation of the basic and diluted net loss per share (in thousands, except share and per share amounts):

	Year ended December 31,
	2017	2016
Net loss	$(9,582)	$(16,362)
Dividends accrued on Series B and Series C convertible preferred stock	(2,878)	(2,886)

Net loss attributable to common stockholders, basic and diluted	$(12,460)	$(19,248)

Weighted average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	135,953	135,590

Net loss per share attributable to common stockholders, basic and diluted	$(91.65)	$(141.96)

Since the Company was in a loss position for all periods presented, basic net loss per share attributable to common stockholders is the same as diluted net loss per share attributable to common stockholders for all periods presented as the inclusion of all potential common shares outstanding would have been anti-dilutive.

VAXART BIOSCIENCES, INC.

Notes to the Financial Statements

The following potentially dilutive securities have been excluded from the computations of diluted weighted average shares outstanding because they would be anti-dilutive:

	Year Ended December 31,
	2017	2016
Convertible preferred stock outstanding	1,221,064	1,221,064
Options to purchase common stock	295,243	268,175
Cumulative convertible preferred stock dividends	441,096	354,019
Convertible promissory notes (as converted) (1)	754,289	665,459

Total common share equivalents excluded from denominator for diluted earnings per share computation	2,711,692	2,508,717

(1)	The Company determined the number of shares of Series C convertible preferred stock issuable upon conversion of the outstanding principal and accrued interest on the convertible promissory notes based on a conversion price assuming the specified valuation set forth under the note purchase agreements (see note 6) was met.

NOTE 14. Subsequent Events

On February 13, 2018, the Company completed a business combination in accordance with the terms of an Agreement and Plan of Merger and Reorganization, dated as of October 27, 2017, with Aviragen, pursuant to which Aviragen merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Aviragen. Pursuant to the Merger Agreement, Aviragen changed its name to Vaxart, Inc. and the Company changed its name to Vaxart Biosciences, Inc. Each share of capital stock of the Company was converted into approximately 0.22148 shares of the Combined Company.

On February 13, 2018, in connection with, and immediately following the completion of the Merger, the Combined Company effected a reverse stock split at a ratio of one share for every eleven shares of its common stock outstanding. No fractional shares were issued in connection with the 1:11 Reverse Stock Split. Stockholders who were otherwise entitled to receive a fractional share of common stock received cash on a pro-rated basis. The 1:11 Reverse Stock Split did not affect the number of authorized shares of common or preferred stock that the Company, or the par value of the Company’s common or preferred stock.

VAXART BIOSCIENCES, INC.

Notes to the Financial Statements

Following the closing of the Merger, the business conducted by the Combined Company became primarily the business conducted by the Company, which is a clinical-stage company focused on developing oral recombinant protein vaccines based on its proprietary oral vaccine platform.

Immediately after the Merger there were approximately 7.1 million post-reverse stock split shares of the Combined Company’s common stock outstanding. The Company’s stockholders, warrantholders and optionholders owned approximately 51% of the fully-diluted common stock of the Combined Company, with Aviragen’s stockholders and optionholders immediately prior to the Merger, whose shares of the Combined Company’s common stock remain outstanding after the Merger, owning approximately 49% of the fully-diluted common stock of the Combined Company.